EXHIBIT 4.357
DATED 1 FEBRUARY 2011
SIG COMBIBLOC GROUP AG
AND
WILMINGTON TRUST (LONDON) LIMITED
AS COLLATERAL AGENT

DEED OF CONFIRMATION AND AMENDMENT

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

THIS DEED is made the 1st day of February 2011
BETWEEN:
(1)	SIG COMBIBLOC GROUP AG, incorporated under the laws of Switzerland having its registered office at Laufengasse 18, CH-8212 Neuhausen am Rheinfall, Switzerland and registered in the Commercial Register of the Canton of Schaffhausen with the federal register number CH-290.3.004.149-2 (the “Chargor”); and

(2)	WILMINGTON TRUST (LONDON) LIMITED in its capacity as additional collateral agent for the Secured Parties appointed under the First Lien Intercreditor Agreement (the “Collateral Agent”)
WHEREAS:
(A)	Pursuant to a merger between the Chargor and SIG Finanz AG, which became effective on 15 June 2010, the Chargor assumed by operation of law all of the obligations, rights and liabilities of SIG Finanz AG under the security over shares agreement dated 25 February 2010 and as subsequently amended by way of a deed of confirmation and amendment dated 16 November 2010 originally granted by SIG Finanz AG in favour of the Collateral Agent (the “Share Charge”) pursuant to (i) a credit agreement dated as of 5 November 2009 (as subsequently amended) between among others Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co KGaA, SIG Austria Holding GmbH, Reynolds Group Holdings Limited, Closure Systems International BV, Pactiv Corporation, the other borrowers party thereto, the lenders from time to time parties thereto, and Credit Suisse AG as administrative agent (the “Credit Agreement”), (ii) an indenture dated 5 November 2009 between Reynolds Group Escrow LLC, Reynolds Group DL Escrow Inc. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and collateral agent, as modified, amended or supplemented from time to time (the “2009 Senior Secured Notes Indenture”) and (iii) an indenture dated 15 October 2010 and entered into between, among others, RGHL US Escrow I Inc., RGHL US Escrow I LLC and RGHL Escrow Issuer (Luxembourg) I S.A. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent (the “2010 Senior Secured Notes Indenture”).

(B)	In connection with the Credit Agreement, the 2009 Senior Secured Notes Indenture and the 2010 Senior Secured Notes Indenture, certain parties to those documents have entered into a first lien intercreditor agreement dated 5 November 2009 (as subsequently amended) between among others The Bank of New York Mellon as collateral agent and representative under the indenture, Credit Suisse AG as representative under the Credit Agreement, Wilmington Trust (London) Limited as an additional collateral agent and each grantor that are parties thereto (the “First Lien Intercreditor Agreement”).

(C)	Pursuant to an indenture (the “February 2011 Senior Secured Notes Indenture”) dated as of 1 February 2011 and entered into between, among others, the Issuers (as defined therein) (the “Issuers”) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, certain secured notes (the “February 2011 Senior Secured Notes”) were issued by the Issuers.

(D)	The obligations in respect of the February 2011 Senior Secured Notes and any Senior Secured Note Documents (as defined in the February 2011 Senior Secured Notes Indenture) will be or have been designated as “Additional Obligations” under, and in accordance with, section 5.02(c) of the First Lien Intercreditor Agreement and the February 2011 Senior Secured Notes Indenture and the Senior Secured Note Documents (as defined in the February 2011 Senior Secured Notes Indenture) are therefore “Additional Agreements” under the First Lien Intercreditor Agreement (the “Secured Notes Designation”).

(E)	As a consequence of the execution of the February 2011 Senior Secured Notes Indenture it is necessary for the Chargor to make certain minor amendments to the Share Charge, and enter into this Deed.
NOW THE PARTIES HEREBY AGREE:
1.	In this Deed (including its recitals), unless otherwise defined herein terms defined in the First Lien Intercreditor Agreement shall have the same meaning when used in this Deed.

2.	With effect from the date of this Deed, the Share Charge shall be amended as follows:
(a)	In Clause 1.1 (Definitions) the following new definition of “February 2011 Issuers” shall be inserted in alphabetical order:

““February 2011 Issuers” means the “Issuers” under, and as defined in, the February 2011 Senior Secured Notes Indenture, including their successors in interest.”

(b)	In Clause 1.1 (Definitions) the following new definition of “February 2011 Senior Secured Notes Indenture” shall be inserted in alphabetical order:

““February 2011 Senior Secured Notes Indenture” means the indenture dated as of 1 February 2011, among the February 2011 Issuers and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.”

(c)	In Clause 1.1 (Definitions) the existing definition of “Agreed Security Principles” shall be deleted and replaced by the following:

““Agreed Security Principles” has the meaning it is given in the Credit Agreement and the 2009 Senior Secured Notes Indenture and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail.”

(d)	In Clause 1.1 (Definitions) the existing definition of “Credit Agreement” shall be deleted and replaced by the following:

““Credit Agreement” means the Credit Agreement dated 5 November 2009 among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V., Pactiv Corporation and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formally known as Credit Suisse) as administrative agent, as amended by amendment agreements dated 21 January 2010, 4 May 2010 and 30 September 2010 and as further amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.”

(e)	In Clause 1.1 (Definitions) the existing definition of “First Lien Intercreditor Agreement” shall be deleted and replaced by the following:

““First Lien Intercreditor Agreement” mean the First Lien Intercreditor Agreement dated 5 November 2009 between, among others, the Collateral Agent, The Bank of New York Mellon, as trustee under the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture and the February 2011 Senior Secured Notes Indenture, Credit Suisse AG (formally known as Credit Suisse) as administrative agent under the Credit Agreement, and the Loan Parties, as further amended, novated, supplemented, restated or modified from time to time.”

(f)	In Clause 1.1 (Definitions) the existing definition of “Principal Finance Documents” shall be deleted and replaced by the following:

““Principal Finance Documents” means the Credit Agreement, the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture, the Intercreditor Arrangements and any Additional Agreement.”

(g)	Clause 2.2(b) (Further Advances) shall be deleted in its entirety and replaced with the following:
“2.2(b)	(i) Subject to the terms of the Loan Documents, each 2009 Issuer may issue Additional Notes (as defined in the 2009 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.

(ii) Subject to the terms of the Loan Documents, each 2010 Issuer may issue Additional Notes (as defined in the 2010 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.

(iii) Subject to the terms of the Loan Documents, each February 2011 Issuer may issue Additional Notes (as defined in the February 2011 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.”
3.	The Chargor confirms that, with effect from the date of this Deed, the Share Charge shall continue in full force and effect as amended by this Deed and extends to the obligations in respect of the Additional Agreements (as defined in the First Lien Intercreditor Agreement) as a result of the Secured Notes Designation.

4.	This Deed is supplemental to and shall be construed as one with the Share Charge and all documents or instruments which are expressed to supplement the Share Charge shall be construed accordingly.

5.	This Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Deed by e-mail attachment or telecopy shall be an effective mode of delivery.

6.	This Deed and all non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Hong Kong law.

7.	For the avoidance of doubt, notwithstanding anything contained herein, each of the protections, immunities, rights, indemnities and benefits conferred on the Collateral Agent under the Share Charge and the First Lien Intercreditor Agreement shall continue in full force and effect and shall apply to this Deed as if set out in full herein.

8.	The courts of Hong Kong have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of, or connected with this Deed (including a dispute regarding the existence, validity or termination of this Deed or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Deed.

9.	The parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

10.	Clauses 8 to 10 (inclusive) of this Deed are for the benefit of the Collateral Agent only. As a result and notwithstanding Clause 8, it does not prevent the Collateral Agent from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Collateral Agent may take concurrent proceedings in any number of jurisdictions.

IN WITNESS whereof this Deed has been duly executed as a deed by the Chargor and understood by the Collateral Agent on the day and year first before written.
The Chargor

SIGNED, SEALED and DELIVERED	)
as a DEED by		)
Karen Mower		)
for and on behalf of		)
SIG COMBIBLOC GROUP AG		)
in the presence of:		)	/s/ Karen Mower
Signature of witness: /s/ Nathan Parker
Name of witness:       Nathan Parker
Address of witness:  [                                           ]
Occupation of witness: Solicitor

The Collateral Agent

Signed by	)
WILMINGTON TRUST (LONDON) LIMITED	)

By:	/s/ Elaine Lockhart
	Name:	Elaine Lockhart

Address:	6 Broad Street Place London EC2M 7JH United Kingdom

Fax:	+44 (0)20 7614 1122

Attention:	Elaine Lockhart